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                        (Arthur Andersen LLP Letterhead)

                                  EXHIBIT 16.1

October 3, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read paragraph (i - vi) of Item 4 [Note a] included in the Form 8-K of Leslie's Poolmart, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
------------------------
Arthur Andersen LLP


cc:  Mr. Donald Anderson, Executive Vice President and CFO, Leslie's
     Poolmart, Inc.